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                                                                     EXHIBIT 5.1

                         Stradling Yocca Carlson & Rauth
                            Professional Corporation
                                Attorneys at Law
                      660 Newport Center Drive, Suite 1600
                         Newport Beach, California 92660

                                December 3, 2001


Micro Therapeutics, Inc.
2 Goodyear
Irvine, CA 92618

        Re: Micro Therapeutics, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:


        At your request, we have examined the form of Registration Statement on Form S-3, Registration No. 333-68554 (the "Registration Statement") being filed by Micro Therapeutics, Inc., a Delaware corporation (" Micro Therapeutics "), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,106,148 shares of Micro Therapeutics' Common Stock, $0.001 par value (the "Common Stock"), issued to Micro Investment LLC ("Micro Investment") in connection with a Securities Purchase Agreement dated May 25, 2001 between Micro Therapeutics and Micro Investment. The shares of Common Stock may be offered for resale from time to time by and for the account of Micro Investment as named in the Registration Statement.

        We have reviewed the corporate actions of Micro Therapeutics in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.


        Based on the foregoing, it is our opinion that the 10,106,148 shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement, including any amendment thereto.

                                        Very truly yours,

                                        /s/ Stradling Yocca Carlson & Rauth
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                                        STRADLING YOCCA CARLSON & RAUTH